Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Douglas Beck ICF International, Inc. 703.934.3820 or Lynn Morgen/Betsy Brod MBS Value Partners 212.750.5800

ICF International Reports First Quarter 2007 Results

FAIRFAX, VA, May 14, 2007 – ICF International, Inc. (NASDAQ: ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported revenue and earnings growth for the first quarter ended March 31, 2007.

First Quarter Results

First quarter 2007 revenue was $151.7 million, an increase of 33.2 percent from the $113.9 million reported for the 2006 fourth quarter. Earnings from operations were $14.7 million, slightly below the $15.0 million reported for the prior quarter. Net income was $8.7 million, or $0.60 per diluted share, compared to net income of $9.2 million, or $0.65 per diluted share in the 2006 fourth quarter. In last year’s first quarter, the Company had revenue of $53.4 million, earnings from operations of $3.2 million, and net income of $1.1 million, or $0.11 per diluted share. Revenue from The Road Home contract was $96.8 million in the first quarter of 2007. ICF was awarded this contract in June 2006 by the State of Louisiana’s Office of Community Development.

“ICF continued its strong performance in the first quarter of 2007,” said Sudhakar Kesavan, ICF Chairman and Chief Executive Officer. “We provided a broad portfolio of advisory and implementation services to a diverse group of government and corporate clients, and we accelerated implementation of The Road Home program to significantly increase the number of closings.”

“Additionally, we succeeded in winning strategically important contracts in key markets, including homeland security, energy, and transportation, and in attracting top senior professionals with excellent credentials in the fields of strategic planning, information technology-based solutions, early education research, emergency management, and energy markets,” added Mr. Kesavan.

Backlog and New Business Award Highlights

At the end of the first quarter, the Company had total backlog of $902 million, of which 75 percent was funded, compared to total backlog at the end of the 2006 fourth quarter of $969 million, of which 79 percent was funded. Backlog, excluding The Road Home contract, was $359 million at the end of the 2007 first quarter, up nine percent sequentially from comparable fourth quarter 2006 levels.

Contracts awarded in the first quarter of 2007 totaled $83 million. These awards are unrelated to The Road Home program.

Key competitive contracts won during the quarter included:

•

National Infrastructure Protection Plan. ICF was awarded a five-year, recompete contract valued at $22.1 million from the U.S. Department of Homeland Security, Office of Infrastructure to provide management, analytical, and technical consulting for mitigating risk by lowering vulnerabilities, deterring threats, and minimizing the consequences of terrorist attacks across the nation’s 17 critical infrastructure and key resources sectors.

•

European Commission Climate Change. ICF was awarded a new contract with a €10 million (US$13 million) ceiling over four years to advise the European Commission’s Environment Directorate-General on a range of atmospheric policy issues, including climate change and air quality, and their concomitant impacts on health and the environment.

•

Additions to Highway Capacity. ICF was awarded a new contract valued at $2.6 million to assist the U.S. Department of Transportation Research Board Strategic Highway Research Program in advancing highway performance and safety.

•

Energy Efficient Homes. ICF was awarded a two-year, recompete contract valued at $1.9 million to provide program design and implementation support to Southern California Edison’s New Homes Program. The program’s goal is to create high-performance homes that will lower homeowner energy bills while simultaneously reducing the strain on California energy supplies and improving local air quality.

Outlook

“ICF continues to benefit from favorable business conditions, resulting from our extensive domain expertise in key markets and our ability to provide clients with complete project solutions. We anticipate 2007 to be a year of solid growth for the Company, characterized by accelerated execution of The Road Home program and increased business development activity focused on both traditional contracts and larger, longer-term awards,” Mr. Kesavan said.

Based on currently available information, the Company expects second quarter 2007 revenue to range from $135 million to $145 million, and full year 2007 revenue to range from $530 million to $550 million. For both the quarter and the year, the Company seeks to earn net income equal to approximately five percent of revenues.

About ICF International

ICF International (NASDAQ: ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, environment, transportation, social programs, defense, and homeland security markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 2,000 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

Caution Concerning Forward-Looking Statements

This document may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995—that is, statements related to future—not past—events, plans, and prospects. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “guidance,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information, and are subject to factors that could cause actual results to differ materially from those anticipated. For ICF, particular uncertainties that could adversely or positively affect the Company’s future results include but are not limited to: risks related to the government contracting industry, including the timely approval of government budgets, changes in client spending priorities, and the results of government audits and investigations; risks related to our business, including our dependence on contracts with U.S. Federal Government agencies and departments and the State of Louisiana; continued good relations with these and other customers; success in competitive bidding on recompete and new contracts; performance by ICF and its subcontractors under our contract with the State of Louisiana, Office of Community Development, including but not limited to the risks of failure to achieve certain levels of program activities, termination, or material modification of the contract, and political uncertainties relating to The Road Home program; uncertainties as to whether revenues corresponding to the Company’s contract backlog will actually be received; the future of the energy sector of the global economy; our ability to attract and retain management and staff; strategic actions, including attempts to expand our service offerings and client base, the ability to make acquisitions, and the performance and future integration of acquired businesses; risks associated with operations outside the United States, including but not limited to international, regional, and national economic conditions, including the effects of terrorist activities, war, and currency fluctuations; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause ICF’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. ICF does not undertake to update its forward-looking statements.

ICF International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,274	$2,997
Contract receivables, net	155,354	110,548
Prepaid expenses and other	3,062	2,659
Deferred income taxes	3,270	2,494

Total Current Assets	162,960	118,698

Total property and equipment, net	5,204	5,388
Other assets:
Goodwill	91,661	83,833
Other intangible assets	5,350	2,720
Restricted cash	5,135	3,703
Other assets	1,608	1,485

Total Assets	$271,918	$215,827

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$30,175	$19,455
Accrued expenses	53,480	37,202
Accrued salaries and benefits	17,607	17,727
Deferred revenue	15,556	18,281
Income taxes payable	6,115	3,682

Total current liabilities	122,933	96,347

Long-term liabilities:
Long-term debt	18,927	—
Deferred rent	1,605	1,599
Deferred income taxes	1,240	1,324
Other	2,599	2,610

Total Liabilities	$147,304	$101,880
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued Common stock, $.001 par value; 70,000,000 shares authorized; 14,134,611 and 13,933,074 issued; and 14,076,233 and 13,874,696 outstanding as of March 31, 2007, and December 31, 2006, respectively	14	14
Additional paid-in capital	101,816	98,995
Treasury stock, at cost	(428)	(428)
Accumulated other comprehensive income	239	227
Stockholder notes receivable	(540)	(562)
Retained earnings	23,513	15,701

Total Stockholders’ Equity	124,614	113,947

Total Liabilities and Stockholders’ Equity	$271,918	$215,827

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended March 31,
	2007	2006
Gross Revenue	$151,713	$53,448
Direct Costs	108,152	31,626
Operating expenses:
Indirect and selling expenses	27,734	17,883
Depreciation and amortization	1,167	772

Total operating expenses	28,901	18,655

Earnings from Operations	14,660	3,167
Interest expense	(324)	(1,052)
Other income	278	26

Income before taxes	14,614	2,141
Provision for income taxes	5,932	1,047

Net income	$8,682	$1,094

Earnings per Share:
Basic	$0.63	$0.12

Diluted	$0.60	$0.11

Weighted-average Shares:
Basic	13,753	9,225

Diluted	14,415	9,772

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three months ended March 31,
	2007	2006
Cash Flows from Operating Activities
Net income	$8,682	$1,094
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,167	772
Non-cash compensation	619	76
Accrued interest on stockholder notes	(11)	(21)
Deferred income taxes	(860)	—
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(41,648)	(4,336)
Prepaid expenses and other	(286)	(11)
Accounts payable	10,810	(2,621)
Accrued expenses	16,502	875
Accrued salaries and benefits	(809)	1,256
Deferred revenue	(2,725)	(708)
Income tax payable	1,563	(389)
Deferred rent	18	(47)
Other liabilities	(11)	(158)

Net Cash Used in Operating Activities	(6,989)	(4,218)

Cash Flows from Investing Activities
Capital expenditures	(921)	(115)
Payments for trademarks applications	(15)	—
Capitalized software development costs	(178)	(24)
Additional payments for acquisition of Caliber Associates, Inc.	(500)	—
Payments for business acquisitions, net of cash acquired	(12,855)	—

Net Cash Used in Investing Activities	(14,469)	(139)

Cash Flows from Financing Activities
Payments on notes payable	—	(1,467)
Advances from working capital facilities	52,406	27,484
Payments on working capital facilities	(33,479)	(20,645)
Restricted cash	(1,432)	(117)
Debt issue costs	(7)	(117)
Exercise of options	1,283	—
Tax benefits of stock option exercises	880	—
Net proceeds from initial public offering	12	(91)
Net payments for stockholder issuances and buybacks	27	100
Payments received on stockholder notes	33	14

Net Cash Provided by (Used In) Financing Activities	19,723	5,161
Effect of Exchange Rate on Cash	12	(7)

Net (decrease) increase in cash and cash equivalents	(1,723)	797
Cash and cash equivalents, beginning of period	2,997	499

Cash and cash equivalents, end of period	$1,274	$1,296

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$213	$1,467

Income taxes	$4,364	$1,486